Exhibit 5.1

May 30, 2018

LKQ Corporation
500 West Madison Street
Suite 2800
Chicago, IL 60661
Re: Registration Statement on Form S-4
Ladies and Gentlemen:
I have acted as securities counsel to LKQ Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of registration statements on Form S-4, as filed by the Company with the Commission on or about May 9, 2006 and July 1, 2009, as amended from time to time (the “Registration Statements”), relating to the registration of a total of 20,000,000 shares of common stock, $.01 par value per share, which may be offered or sold from time to time in connection with the acquisition by the Company of other businesses, assets, properties, or securities in business combination transactions in accordance with Rule 415(a)(1)(viii) of Regulation C under the Act or otherwise under Rule 415, of which 19,310,345 remain unsold as of the date hereof, including 8,055,569 shares (the “Company Shares”) to be issued in partial consideration for the acquisition of Stahlgruber GmbH upon the closing of that acquisition.
For the purpose of this opinion, I have examined originals, or copies certified or otherwise identified to my satisfaction, of only the following documents: (a) Restated Certificate of Incorporation and all Certificates of Amendment of the Company filed with the Secretary of State of the State of Delaware through the date of this opinion (collectively, the “Certificate of Incorporation”), (b) the bylaws of the Company, as amended, (c) pertinent resolutions of the Board of Directors and committees thereof of the Company, (d) a certificate or certificates of the Secretary of State of the State of Delaware, (e) certificates or letters of the Company and others, and (f) such other documents as I have deemed necessary as a basis for the opinion set forth herein. As to questions of fact material to this opinion, I have relied, to the extent I deemed such reliance appropriate, without investigation, on the documents referred to above.
In connection with this opinion, I have assumed that (i) all information contained in all documents reviewed by me is true and correct; (ii) all signatures on all documents examined by me are genuine;

(iii) all documents submitted to me as originals are authentic and all documents submitted to me as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by me had the legal capacity to do so; (v) each person signing in a representative capacity any document reviewed by me had authority to sign in such capacity; and (vi) the sale and purchase agreement pursuant to which the Company Shares will be issued has been duly authorized and validly executed and delivered by the parties thereto other than the Company.
Based upon the foregoing, I am of the opinion that the Company Shares will, upon issuance in accordance with the terms of the sale and purchase agreement, constitute legally issued, fully paid, and nonassessable shares of common stock, $.01 par value, of the Company.
The opinion and other matters in this letter are qualified in their entirety by, and subject to, the following:

i.
I express no opinion as to the laws of any jurisdiction other than the Included Laws. For purposes of this opinion, the term “Included Laws” means the General Corporation Law of the State of Delaware, any applicable provisions of the Constitution of the State of Delaware, and applicable judicial decisions. I do not express any opinions as to any other laws or the laws of any other jurisdiction.

ii.
This letter and the matters addressed herein are as of the date hereof, and I undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or entity, including governmental authorities (each such person or entity being a “Person”), or any other circumstance. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinion expressly set forth herein.

I consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, to the incorporation by reference of this opinion into the Registration Statements, and to the references made to me under the caption “Legal Matters” in the prospectus forming a part of the Registration Statements. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Act.
Very truly yours,
/s/Victor M. Casini
Victor M. Casini

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